Exhibit 10.16

Electra Vehicles, Inc. 110 K St. Suite 330, Boston, MA 02127	w: electravehicles.com | p: 617.313.7842 e: contact@electravehicles.com

December 31, 2025

Fabrizio Martini

fmartini@electravehicles.com

Dear Fabrizio,

This retention package is in recognition of your outstanding contributions and portions of it will be triggered by our completion of Series B. Your post Series B offer details are below..

Post B Pay Increase

New Salary (USD): $270,000

This increased salary will take effect and be paid 30 days after the successful raise of $3,500,000 of Series B funding.

Cash Bonus - $3,500

We are a team, and as a thank you for your continued commitment—and for sticking with us through the uncertainty and hard work of the fundraising process— every member of the team will receive the same cash bonus, which will be paid 30 days after the successful raise of $1,000,000 of Series B funding.

Equity Grant (Stock Options): 50,000

The options grant will be processed after the Q1 2026 board meeting, and issued via Carta with a starting vesting date of January 1, 2026. You will receive an email from Carta inviting you to view and accept the grant.

Subject to the approval of the Board of Directors of the Company, the Company may grant to you an incentive stock option (the “Option”) under the Company’s 2016 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 10,500 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

We are committed to executing Electra’s vision and building something exceptional together!

Electra Vehicles, Inc. 110 K St. Suite 330, Boston, MA 02127	w: electravehicles.com | p: 617.313.7842 e: contact@electravehicles.com

If you have any questions, please reach out to Michelle Eufrasio, Head of Operations.

On behalf of Electra,,

/s/ Nicholas Chakalos
Nicholas Chakalos
President & Chief Operating Officer

Signed for Acceptance:

/s/ Fabrizio Martini